EXHIBIT 1.1
Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of November, 2007.

BY AND AMONG

Tank Sports Inc., a corporation duly organized and existing under the laws of California (“USA”), with its registered address at 10925 Schmidt Rd., EI Monte, CA 91733 USA(the “Purchaser”);

and,

Each of the company and individuals on Schedule A attached hereto (collectively, the “Sellers”, and each individually, a “Seller”);

Witnesseth

Whereas, Sellers own all of the issued and outstanding shares of capital stock of People’s Motor International Company Limited (the “Company”), a limited company duly organized and existing under the laws of British Virgin Island (“BVI”) with its registered address at P.O. Box 957. Offshore Incorporation Centre Road Town, Tortola, British Virgin Island;

 Whereas, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, certain of the shares owned by each Seller such that Purchaser shall acquire in the aggregate from all of the Sellers total of the 10,500,000 shares subject to the terms and conditions contained herein; and

Whereas, Sellers have authorized and caused the Company to enter into a set of preliminary agreements with Purchaser, including Letter of Intent (dated September 24, 2007) with its Amendment(dated September 27, 2007), and Custodial Operation Agreement (dated September 27, 2007) with its Amendment (dated September 27, 2007), specifically for the transaction contemplated herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
Sale And Purchase Of Shares
1.01 Sale and Purchase

On the Closing Date (as defined in Article XII), each Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from each Seller, all of each Seller’s right, title and interest in and to the number of shares opposite each such Seller’s name as set forth on Schedule A attached hereto (“Purchased Shares”), the aggregate of such Purchased Shares being total issued and outstanding shares in the Company.

1.02  Consideration for Purchase

(a)
As Purchaser’s consideration for purchase and acquisition from each Seller’s such Purchased Shares, Purchaser shall transfer the number of common shares of its issued shares, which shares are restricted and control securities pursuant to Rule 144 in the Securities Exchange Act of 1934 (as amended) (“SEC”) and are quoted on the NASDAQ OTC Bulletin Board, opposite each such Seller’s name as set forth on Schedule B attached hereto, the aggregate of such shares being 4,000,000 (“Consideration Shares”) subject to terms and conditions herein. Purchaser shall apply for permission from authorities to transfer to Sellers sixty percent (60%) of the Consideration Shares namely 2,400,000 shares after the Closing Date.  The remaining forty percent (40%) of the Consideration Shares, namely 1,600,000 shares, shall be transferred to Sellers on the one hundred and eightieth (180th) day following the Closing Date.  The number of Consideration Shares transferred to each Seller shall be as described opposite to each Seller on Schedule B attached hereto. Purchaser shall make Sellers officially, legally the holders of Consideration Shares.

STOCK PURCHASE AGREEMENT

(b)
Together with the Consideration Shares set forth herein, as Purchaser’s consideration for purchase and acquisition from each Seller’s such Purchased Shares, Purchaser, on the Closing Date, shall grant each Seller a warrant (“Warrant”) to purchase the number of common shares of its issued shares, which shares are restricted and control securities pursuant to Rule 144 in SEC and are quoted on the NASDQ OTC Bulletin Board, which number is opposite each such Seller’s name as set forth on Schedule C attached hereto and the number of such shares in aggregate being 1,500,000, at an exercise price of US$0.64 per share, subject to all terms and conditions contained on Schedule C.

1.03 Effective Time of Purchased Shares Transfer

The parties agree that all right, title and interest in and to the Purchased Shares, including without limitation voting rights, rights to obtain dividends and other distributions, and rights to dispose and/or transfer the Purchased Shares in the future, shall be transferred to Purchaser upon the Closing Date, notwithstanding the requisition by law or otherwise to obtain certain approvals or to complete certain filings or registrations from or with competent governmental agencies in connection with said transfer, which approvals or filings or registrations shall be performed by Sellers with Purchaser’s assistance within fifteen (15) days after the Closing Date and be obtained promptly.

The parties agree that, Purchaser shall apply for approval within 3 working days upon Closing Date, to make all right, title and interest in and to the Consideration Shares, including without limitation voting rights, rights to obtain dividends and other distributions, and rights to dispose and/or transfer the Consideration Shares in the future, be transferred to Sellers upon the Closing Date, notwithstanding the requisition by law or otherwise to obtain certain approvals or to complete certain filings or registrations from or with competent governmental agencies in connection with said transfer.

1.04 Stamp Duty and Share Transfer Taxes

All applicable stamp duty and share transfer taxes and other income taxes, if any, arising by reason of the transfer of the Purchased Shares and/or Consideration Shares shall be borne by Purchaser and/or Sellers oppositely according to the law or regulations.

ARTICLE II
Assets and Debts
2.01 Assets

(a)
Sellers, jointly and severally, hereby agree, all of the assets owned by the Company and its Affiliates(as defined below) as specified on Schedule D attached hereto (“Assets”), shall remain its ownership status and condition, or in the event owned by any of Sellers, shall be transferred to Purchaser on the Closing Date.

(b)
Sellers, jointly and severally, present and warrant to Purchaser that until and to the Closing Date, Sellers, the Company and its Affiliates didn’t, nor Sellers cause the Company or its Affiliates to, sell, assign, encumber, devise, grant any interest in or otherwise dispose of or otherwise transfer, or contract to sell, assign, encumber, devise, grant any interest in or otherwise dispose of or otherwise transfer, any of the assets, nor mortgage, pledge or subject any of the assets to any Burden(as defined below); unless otherwise directed by the Letter of Intent and Custodial Operation Agreement, together with their Amendments.

(c)
Sellers, jointly and severally, present and warrant to Purchaser that he/they did not negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of any direct or indirect interest in all or any of the assets.

STOCK PURCHASE AGREEMENT

“Affiliate” shall mean any person or entity that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, the Company. The term control (including its use in the terms “controlled by” and “under direct or indirect common control with”) shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such person or entity. A list of such Affiliate of the Company is attached hereto as Schedule E.

“Burden” shall mean any and all pledges, mortgagee, liens, charges, encumbrances, security interests, claims, demands, duties or other title defects of any kind, conditional sales and/or other types of title retention arrangements, pledges, privileges, options (except as provided in this Agreement), subordination(s) to any right or claim of any person(s) or entity(s), or any other restrictions including any restriction as to transfer or as to use or possession thereof, whether perfected or otherwise, except those in favor of Purchaser.

2.02 Debts

Purchaser agree that other than the debt (“Debts”) as described on Schedule F attached hereto, which shall be born by the Company and its Affiliates, unless which was set forth on Schedule F, shall be born by Sellers. Should any claim on products liability arise after Closing Date, the Company and its Affiliates would bear the deduction make by insurance agency according to the policy. Purchaser agrees that, Sellers will not be regarded as having breached Clause 3.11 if, (i) there would be any debts of the Company and it Affiliates that do not forth on Schedule F, and; (ii) amounts of those debts do not exceed RMB ￥800,000.00.

ARTICLE III
Representations And Warranties Of Sellers

Sellers, jointly and severally, hereby represent and warrant to Purchaser that hereunder, each of which is material to and is being relied upon by Purchaser:

3.01 Organization and Standing of the Company and its Affiliates

(a)
The Company and its Affiliates are organized, validly existing and in good standing under the laws of respective jurisdiction.  The Company and it’s Affiliates have all requisite power and authority to own, lease, hold and operate their assets and properties and to conduct their business as and where they owned, leased, held, operated and/or conducted, as the case may be, and to hold all franchises, licenses and permits necessary or required therefore.

(b)
The Company and its Affiliates are duly qualified to do business and are in good standing in all jurisdictions in which they operate their business or own or lease property.  Set forth on Schedule E is a true and complete list of all jurisdictions (foreign and domestic) in which the Company and its Affiliates are licensed or qualified to do business and each jurisdiction where the Company and its Affiliates do business and/or own or lease real and/or personal property.

3.02 Authority

(a)
Each Seller has all requisite power, capacity and authority to execute, deliver and perform this Agreement and the documents and agreements furnished hereunder. Sellers represent and warrant to Purchaser that the sale of the Purchased Shares to Purchaser are not prohibited or impeded by the Articles of Association of the Company or all applicable laws.

(b)
The execution and delivery of this Agreement and the documents or agreements furnished or caused to be furnished hereunder by Sellers, and the performance by Sellers of the transactions contemplated herein have been duly authorized by all necessary action on the part of each such Seller, and no further action on the part of any Seller is or will be necessary to make this Agreement and such other documents or agreements valid and binding on such parties and enforceable against such parties in accordance with its terms. Each Seller’s execution, delivery and performance of this Agreement and such documents, and the consummation of the transactions contemplated herein and therein, do not and will not, with the passage of time, the giving of notice or otherwise:-

(i)
result in a violation or breach of any provision of or constitute a default under the Articles of Association of the Company or any other of the Company’s charter documents, or of any resolution of the shareholders of the Company, or any other corporate or shareholder obligation;

(ii)
conflict with, violate or result in a breach, acceleration or termination of any provision or constitute a default under any term or provision of any Burden, shareholder agreement, indenture, loan agreement, promissory note, credit agreement, security agreement, lease, license, deed of trust, order, arbitration award, judgment, decree, rule, regulation, law, contract, instrument or other agreement to which any of Sellers or the Company (or its Affiliates) is a party or by which any of Sellers or the Company (or its Affiliates) is otherwise subject or bound; or

(iii)
violate of conflict with any other restrictions of any kind or nature nor result in the creation of any Burden on the Purchased Shares and/or the assets of the Company and its Affiliates nor the loss of any license or contractual right with respect to the operations of the Company and its Affiliates.

STOCK PURCHASE AGREEMENT

3.03 Capitalization of the Company and its Affiliates.

The authorized capital and shares of the Company and its Affiliates as described unless otherwise stipulated in Schedule E are fully paid up, issued and outstanding. There are no other shares of the Company and its Affiliates issued or outstanding. Each of the Purchased Shares and the issued shares of the Affiliates have been duly authorized and are validly issued, fully paid and non-assessable, and are owned beneficially and of record by the Sellers or the beneficiary as set forth in Schedule A.  On the Closing Date, upon completion of the sale and transfer of the Purchased Shares from each Seller to Purchaser in accordance with this Agreement, Purchaser shall be the sole legal and beneficial owner of the Purchased Shares, free and clear of any and all Burdens of any kind or nature. There are no outstanding obligations, options, warrants, puts, calls, rights to subscribe, agreements or other commitments or rights of any kind or nature whatsoever to purchase any securities of the Company or its Affiliates, nor are there any outstanding securities of the Company or its Affiliates which are convertible into or exchangeable for any shares of the Company. The Company or its Affiliates does not have any obligation of any kind or nature whatsoever to issue any additional shares or other securities. Neither the Company, its Affiliates nor any Seller has agreed to issue, purchase, sell, grant any interest in or transfer any securities of the Company or its Affiliates to any person or entity other than to Purchaser hereunder. There are no shareholder agreements, close corporation agreements or similar agreements which affect the rights or obligations of the shareholders of the Company and its Affiliates.

3.04 Financial Statements

The financial statements of the Company and the Affiliates till September 30, 2007, (the "Financial Report"), are attached as Schedule G. The Financial Report (i) has been prepared in accordance with generally accepted accounting principles in respective jurisdiction, consistently applied, (ii) fairly present (as such concept is used in audited financial statements) the financial condition of the Company and the Affiliates as of the dates thereof and the results of operations for the periods then ended, and (iii) are true and complete. The books of account and other financial records of the Company and its Affiliates have been maintained in accordance with sound business practices. There are no other documents which are necessary to fully understand the financial statements of the Company and its Affiliates or make them not misleading.

3.05 Title to and Condition of Real Property.

(a)
A list of the real property owned by the Company or its Affiliates and the relevant Real Property Ownership Certificates are set out unless otherwise stipulated in Schedule I. The Company or the Affiliates has obtained Land Use Rights Certificates, each of which has been duly issued in the name of the Company or the Affiliates, with respect to each of the parcels of land listed on Schedule I(collectively, the “Land”), under which the Company or the Affiliates has the unconditional and unrestricted right to the exclusive use of the Land for a period of fifty (50) years (without any obligation on the part of the Company or the Affiliates to make any further payments for such use) for purposes of carrying out the activities of its business and all related purposes(collectively, the “Land Use Right”). The Land Use Right will not be adversely affected by the consummation of the transactions contemplated hereby, and will continue after the Closing Date with the same force and effect and under the same terms and conditions as existed prior to the date hereof. The Company or the Affiliates has obtained Ownership Certificates, each of which has been duly issued in the name of the Company or the Affiliates, with respect to each of the buildings listed on Schedule I(collectively, the “Buildings”), under which the Company or the Affiliates has the unconditional and unrestricted right to the exclusive use of the Buildings for a period of fifty (50) years (without any obligation on the part of the Company or the Affiliates to make any further payments for such use, excluding tear and wear) for purposes of carrying out the activities of its business and all related purposes(collectively, the “Ownership of Buildings”). The Ownership of Buildings will not be adversely affected by the consummation of the transactions contemplated hereby, and will continue after the Closing Date with the same force and effect and under the same terms and conditions as existed prior to the date hereof.

STOCK PURCHASE AGREEMENT

(b)
An accurate and complete description of all leases entered into by the Company or the Affiliates (“Leases”) that currently exist for the lease of any real property by the Company or the Affiliates, whether as landlord or tenant (“Leased Real Property”) are set forth in Schedule J. With respect to such Leases and Leased Real Property:

(i)	all Leases are in writing and are duly executed and, none have been modified, amended, sublet or assigned;

(ii)	the rental set forth in each such Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same;

(iii)	there is no default by the Company or the Affiliates or, to the best of each Seller’s knowledge, any other party which affects the Leased Real Property;

(iv)
all surety bonds, insurance, security and other deposits required by such Leases have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by any lessor; and

(v)
where the Company or the Affiliates is the lessee, all leasehold improvements are in good operating or working condition and repair, after taking into account ordinary wear and tear, and are adequate for the operation of the business of the Company or the Affiliates as presently conducted.

(c)
The Land, Buildings and the Leased Real Property shall sometimes be referred to hereinafter collectively as the “Real Property”. With respect to the Real Property, including all leasehold improvements (unless otherwise directed in Schedule I and Schedule J):

(i)	there is no condemnation or eminent domain proceeding of any kind pending or, to the best of each Seller's knowledge, threatened against any of the Real Property;

(ii)
the Real Property is occupied under valid and current certificates of occupancy, governmental authorizations or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended permits or governmental authorizations;

STOCK PURCHASE AGREEMENT

(iii)
the Real Property does not violate, and all improvements are constructed in compliance with, all applicable laws, and the Company or the Affiliates has obtained all required licenses, permits and approvals required to possess and operate its Real Property and conduct its business as it is presently being conducted;

(iv)	there are no outstanding variances or special use permits affecting the Real Property or its uses;

(v)
no notice of a violation of any laws, or of any covenant, condition, easement or restriction affecting the Real Property or relating to its use or occupancy, has been given, nor is any Seller aware of any such violation;

(vi)	no portion of the Real Property is located within a special flood plain or restricted use area as designated by any government authority;

(vii)
the Real Property has and will have as of the Closing Date adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways and other required public utilities;

(viii)
to the best of each Seller’s knowledge there are no improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Real Property, and there are no present assessments with regard thereto;

(ix)
all improvements made by the Company or the Affiliates constituting the Real Property are without structural defects, were constructed in conformity with all plans and specifications and applicable laws, are located entirely within the boundary lines of the Real Property, and do not encroach upon any street or land of others; and

(x)
the Real Property either (A) is freely accessible directly from all public streets on which it abuts, or (B) uses adjoining private land to access the same in accordance with valid public easements. No Seller has any knowledge of any condition which would result in the termination of such access.

3.06   Title to, Use and Condition of Certain Personal Property.

(a)
Schedule K sets forth a list of all machinery, equipment, furniture, fixtures, tooling, dies, leasehold improvements and all other tangible personal property (“Machinery and Equipment”) owned and/or used by the Company or the Affiliates.

(b)
Unless otherwise directed in Schedule P, (i)The Company or the Affiliates owns and possesses all right, title and interest in and to all of its Machinery and Equipment. (ii)The Company or the Affiliates has all licenses, permits, approvals, orders, certificates, and other authorizations as are necessary in order to enable it to use, operate or handle its Machinery and Equipment as it is currently being used, operated or handled; and (iii) the Machinery and Equipment is free and clear of any and all Burden, except those in favor of Purchaser.

(c)
The Company or the Affiliates owns and/or leases all of the assets, whether real or personal property, necessary to carry on the operations of its respective business as the same is presently conducted and has been conducted during the twelve (12) month period immediately preceding the Closing Date. All of the Machinery and Equipment owned by the Company or the Affiliates has been maintained in good operating condition and is in a state of good maintenance and repair, usable in the ordinary course of business. The Company or the Affiliates enjoys peaceful and quiet possession of its Machinery and Equipment and, where applicable, has the corresponding titles, invoices or other documentation supporting ownership and the corresponding importation documentation evidencing its legal presence in all jurisdictions.

STOCK PURCHASE AGREEMENT

3.07   Proprietary Rights.

(a)
(i) Schedule M lists all Chinese and foreign patents, patent applications, marks, symbols, trade names, trademarks, service marks, copyrights, copyright applications, logos, permits, licenses and sublicenses (and agreements in respect thereof or applications therefor) owned by the Company or the Affiliates and/or used in the operations of the business of the Company or the Affiliates (collectively, the “Scheduled Proprietary Rights”). The term “Proprietary Rights” shall mean the Scheduled Proprietary Rights and all inventions, formulas (patented and unpatented), trade secrets, technical know-how, methods, operations, franchises, software processes (patented and unpatented) and process instructions, patent, trademark and copyright histories, laboratory notebooks and all other proprietary rights, documents, information and records, including, but not limited to, all filings, registrations, or issuances of any of the foregoing with or by any federal, provincial, state, local or foreign regulatory, administrative or governmental office or offices, and all federal, provincial, state and common law rights protecting such in China and throughout the world, owned by the Company or the Affiliates and/or used in the operations of the business of the Company or the Affiliates; (ii) Schedule M lists all licenses and agreements under which the Company or the Affiliates has given the right to use any of the Proprietary Rights to any third party; and (iii) Schedule M lists all licenses and agreements under which the Company or the Affiliates has the right to use any third party’s similar type of property in connection with the business.

(b)
No proceedings have been instituted, are pending or, to the best of each Seller’s knowledge, threatened which challenge the validity of the ownership or use by the Company or the Affiliates of the Proprietary Rights or any third party’s similar type of property.

(c)
No Seller has any knowledge of the infringing use of any Proprietary Rights or the infringement of any of such companies respective Proprietary Rights by any other person. Neither the Company or the Affiliates nor any Seller has received any notice of conflict with the asserted rights of others with respect to the Proprietary Rights or any third party’s similar type of property. The Company or the Affiliates owns exclusively all formulas and technical know-how necessary to manufacture all products manufactured and/or sold by the Company or the Affiliates at any time during the past three (3) years.

(d)
The Company or the Affiliates is the sole and exclusive owner, free and clear of all Burdens, of all right, title and interest in and to the Proprietary Rights as regards its business in the manner presently used. The Company or the Affiliates has the full right and authority to use the Proprietary Rights and the use thereof by the Company or the Affiliates does not infringe any third party's intellectual property rights; the Company or the Affiliates does not (and will not) owe any royalty or other payments to any third party in connection with the use of any of the Proprietary Rights.

(e)
The Company or the Affiliates has not given any indemnification against and/or has agreed to defend claims for infringement with respect to its Proprietary Rights as to any equipment, materials, products, services or supplies which the Company or the Affiliates produces, uses, licenses and/or sells.

(f)
The Company or the Affiliates has not sold, assigned or transferred, or entered into any agreement or any other arrangement within the past five (5) years, to and/or with any other person, corporation, firm or entity, for the ownership and/or use of proprietary rights or any similar rights owned and/or used (or previously owned and/or used) by any other person, corporation, firm or entity.

STOCK PURCHASE AGREEMENT

3.08    Contracts

(a)
Schedule N, to the best knowledge of each seller, sets forth a list of all licenses, contracts, documents, agreements and other commitments (whether written or oral) relating to or in any way connected with the Company or the Affiliates’ operation of its business(collectively, “Contracts”), except the oral and/or written leases for real and/or personal property with respect to the same as discribed in Schdule J.

(b)
All Contracts are valid, subsisting and enforceable in accordance with their terms and in full force and effect. Neither any Seller, the Company or the Affiliates has violated or breached any provision of, any of the Contracts. Neither the Company or the Affiliates nor, to the best of each Seller's knowledge, is any third party in default (nor is any such default alleged to exist) in any respect under the terms of any of the Contracts. There exists no event or condition which, with the giving of notice, the lapse of time, or both, would become a default under any Contracts. To the best of each Seller’s knowledge, there is no event, happening, set of circumstances, threat or fact which would lead such Seller to believe that any party to any of the Contracts will terminate its contractual relationship with the Company or its Affiliates. Each of the Contracts were entered into by the Company or the Affiliates in the ordinary course of its business and Neither the Company nor its Affiliates has waived, or agreed to waive, any right or rights under any of the same. None of the Company or the Affiliates’ interests under any of their Contracts are encumbered or subject to any term, condition or restriction except as stated in the applicable Contract or as provided by law.

3.09   Compliance with Laws.

(a)
The Company and the Affiliates have complied with and are in compliance with all laws, ordinances, regulations, rules, codes, executive orders, orders, judicial and/or administrative decisions, license requirements or other requirements, including without limitation, any building, land use, zoning, fire or environmental laws or codes applicable to its business, the products manufactured and sold thereby, the services provided thereby, the assets owned and leased by the Company or the Affiliates, and/or any combination of such activities. To the best of each Seller’s knowledge, there is no pending or threatened investigation by any governmental or quasi-governmental body or agency with regard to the operations of the Company or the Affiliates’ business.

(b)
The Company and the Affiliates are and have always been: (i) duly licensed, possessing all franchises, easements, permits, licenses, approvals and other authorizations for their respective business (collectively, “Permits”) required by all applicable laws in their respective jurisdiction, that are necessary to permit them to engage in their business and to own and operate their assets in all applicable jurisdictions; and (ii) in compliance with all Permits. All such Permits are listed on Schedule O and are valid, in full force and effect and not subject to challenge. All reports, informational returns and updates which the Company (including its Affiliates ) is required to file under any applicable law, rule, regulation or order with regard to the foregoing have been filed in a timely manner and all fees relating to the same have been paid. The Company or its Affiliates has not breached any provision of, is not in default in any respect under the terms of, nor has the Company or its Affiliates engaged in any activity which would cause revocation or suspension of any of its Permits. No action, proceeding or investigation contemplating the revocation or suspension of any Permit is pending, threatened or likely to be instituted. To the best of each Seller’s knowledge, there is no reason why any Permit would not be renewed. The transfer of the Purchased Shares as contemplated herein will not affect the validity or enforceability of Permits, Contracts or other rights and entitlements.

STOCK PURCHASE AGREEMENT

3.10 Litigation

Except as set forth on Schedule P, there are no administrative, governmental or judicial (satisfied and/or unsatisfied) suits, claims, actions, arbitrations, proceedings or investigations, pending or threatened, (a) which could relate to or affect the Company or the Affiliates, or (b) against any Seller or the Company or the Affiliates for the purposes of challenging, enjoining or preventing the execution or delivery of this Agreement, the performance of the terms and conditions hereof or the consummation of the transactions contemplated hereby. No Seller is aware of any basis upon which any such suit, claim, action, arbitration, proceeding or investigation could be brought or initiated. The Company or the Affiliates is not bound by, subject to or in default under any order, judgment, award, writ, injunction or other ruling of any court, administrative or governmental authority.

3.11  Other Liability

Except as set forth in this Agreement or in any of the Schedules attached hereto, there are no liabilities, claims, lawsuits or events which could be the basis of a claim or lawsuit, loss, damage, deficiency, indebtedness, responsibility or other obligation of any nature or kind whatsoever, whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise and whether due or to become due. Except for instruments endorsed for collection in the ordinary course of business, the Company or its Affiliates is not liable under, a party to or an endorser, guarantor, surety, co-signor, co-maker or indemnitor of any contract, agreement, commitment or obligation of any person, corporation, firm or entity.

3.12  Taxes

(a)
Unless otherwise directed in Schedule D-1-2, the Company has: (i) timely filed, on or prior to the ClosingDate, all Taxes (as defined below) returns, reports, schedules, documents and declarations requires to be filed by any jurisdiction to which the Company or its Affiliates is or has been subject; (ii) timely paid in full all Taxes due and all Taxes claimed to be due by each such jurisdiction; (iii) made timely withholdings and timely payments of any Taxes required to be deducted and withheld from the wages or other amounts paid to employees of the Company and its Affiliates or to others on or prior to the Closing Date; and (iv) fully accrued in their respective financial statements all Taxes, for any periods, not yet due.  All Tax returns, schedules and declarations filed by the Company and its Affiliates correctly reflect, in all respects, the matters required to be reported therein including, where appropriate, income, expense, deductions, credits, loss carryovers and Taxes due, and such returns, schedules and declarations have not been amended. There are no controversies or claims, pending or otherwise, that have been asserted against the Company or its Affiliates that any Seller has a reasonable basis to anticipate will be asserted against the Company or its Affiliates or which would result in Burdens on any of the assets of the Company or its Affiliates and/or the Purchased Shares or that would result in any claim against Purchaser, the Company or its Affiliates, with regard to Taxes.

STOCK PURCHASE AGREEMENT

(b)
There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Taxes return of the Company and its Affiliates for any period.  No any taxing authority has audited any tax return of report filed by the Company or its Affiliates for any taxable period beginning after September 30th, 2007. No Seller has any knowledge that an audit of the Company or its Affiliates’ tax returns is in progress and no Seller has any reason to believe that any other audit is contemplated. Sellers have provided true, correct and complete copies pf the Company or its Affiliates’ Tax returns for each taxable period beginning on and after January 1st, 2005.

(c)
Tax and Taxes mean income taxes (whether federal, provincial, state, local or foreign of other taxes on or measured by income, gross receipts, profits or occupations), franchise taxes, excise taxes, employment taxes, unemployment taxes, compulsory profit sharing distributions, payroll taxes, employee taxes, employer taxes, sales and use taxes, personal property taxes(including any liability for personal property taxes accruing, arising or in any way resulting from or determined with respect to or in any way relating to or referenced by any period prior to the Closing Date), transfer taxes, ad valorem taxes, value added taxes, taxes levied on assets, per capita taxes, head taxes, taxes arising as result of the transfer of the Purchased Shares or otherwise by virtue of the consummation of the transactions contemplated in this Agreement, and any other tax or taxes imposed, whether or not assessed, by any federal, provincial, state, municipal, local or other governmental agency, foreign or domestic, including assessments in the nature or taxes, as well as interest an penalties on any of the foregoing, of the Company or its Affiliates, whether arising before, on or after the Closing Date.

3.13 Labor Relations

The persons employed by the Company and its Affiliates on the Closing Date hereof (collectively, the “Employees”) are solely and exclusively those indicated in the payrolls and records of each of the Company and its Affiliates. The Employees are listed by duties, relevant employment category and remuneration on Schedule Q. The Employees have been duly remunerated for all services performed by them in the course of their working relationship with the Company and its Affiliates and such remuneration is in compliance with the provisions of all applicable laws and contracts (including any collective labor agreements). The Company or its Affiliates has established sufficient provisions on their respective current financial statements to cover the relative payments owed to each of their respective employees and any remuneration or rights which have accrued but which are not yet payable. With respect to the remuneration paid to the Employees, all contributions have been made relating to compulsory health insurance and social security and the relevant amounts have been duly paid, as provided under applicable law. The Company or its Affiliates is in full compliance with all Laws and applicable labor collective agreements respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours, and laws and regulations concerning health and safety in the workplace. There is no, unless otherwise directed in Schedule H, labor strike, dispute, slowdown or stoppage actually pending, involving or threatened against the Company or its Affiliates. No employment complaint or grievance exists on the date hereof as regards any Employee. All vacation pay, bonuses, commissions and other employee benefit payments are reflected and have been accrued respectively in the books and records of the Company and its Affiliates. No payments of salary, pension, bonuses or other remuneration of any nature have been made or authorized since September 30th, 2007, to any officers, directors, former directors, shareholders or employees of the Company and its Affiliates or to any person or entity not dealing at arm’s length with any of the foregoing, except in the ordinary course of business and at regular rates. The terms of employment applicable and actually applied to the Employees are solely those provided by the applicable law and by the provisions of the applicable collective labor agreement. No special terms of employment exist, of a collective or individual nature, which provide for the regulation of the relationship with the Employees or with any of them in a manner other than that of the provisions referred to herein. No pension scheme arrangements have been put in place other than those required by provisions of law. The duties actually performed by each of the Employees correspond to the relevant category specified in respect of that Employee in Schedule Q, except as otherwise provided on such Schedule. No disputes or claims for remuneration adjustments or of any other kind by any Employee, or by the relevant trade unions, are pending and no situation exists which may give rise to any such disputes or claims in the future. No person having had or now having a business relationship with the Company and its Affiliates has any right to assert a claim based on the subordinated nature of such relationship.

STOCK PURCHASE AGREEMENT

3.14 Distributors. Sales Representatives and Agents

Attached hereto as Schedule R is a complete and accurate list of all distributors, sales representatives, agents, and business finders used by the Company and its Affiliates. Neither the Company nor its Affiliates is in breach of any such distribution, sales representative, agency or business finder agreements. Neither the Company nor its Affiliates has duplicated the award of exclusive rights to different persons or entities within the same territory. The relationships between the Company(including its Affiliates) and its distributors, sales representatives, agents, and business finders have been established and conducted in such a way that no such person is entitled to claim that he/she is an employee of the Company or its Affiliates.

3.15 Inventory

All items of the Company and its Affiliates’ inventories of raw materials, work in process, finished goods, packaging materials and supplies, point of sale supplies, color cards, brochures, printed materials, signs and displays are in good condition and of a quality usable and salable in the ordinary course of business, unless otherwise directed in Schedule D-1-9 and Schedule D-2-3. Both Parties agree the details of inventory shall be determined by counting on September 30th, 2007.

3.16 Warehouses

Schedule S sets forth a complete, correct and segregated list by company, of all warehouses and other locations, other than the Leased Real Property, at which any assets of the Company and its Affiliates are situated, together with a description of the assets at such location.

3.17 Bankruptcy

No proceedings, whether voluntary or involuntary, are pending or threatened against the Company, its Affiliates or any Seller, nor is the Company, its Affiliates or any Seller contemplating any such proceedings, under the bankruptcy laws and/or receivership or similar laws of China or of any other country or jurisdiction.

3.18 Satisfactory Relationships

The Company and its Affiliates’ relationships with customers, vendors, suppliers, employees, governmental authorities, health care organizations and others with whom the Company or its Affiliates  has dealings are satisfactory and have not suffered any adverse deterioration since September 30th, 2007. To the best of each Seller’s knowledge, there is no proposed or contemplated termination or other changes in such satisfactory relationships. The Company or its Affiliates is not required, in the ordinary course of its business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers.

3.19 Subsidiaries and Equity Investments.

The Company or its Affiliates has no subsidiaries, or any direct or indirect beneficial or equity interest, or debt convertible into any equity interest, in any entity, corporation or otherwise other than set forth in Schedule D. The Company has no obligation or right of any kind or nature whatsoever to purchase any shares, securities or any other form of investment or interest in any entity, corporation or otherwise.

STOCK PURCHASE AGREEMENT

3.20 Representations and Warranties

Each of the representations and warranties of Sellers set forth in this Article III, each of which is material to and is being relied upon by Purchaser, shall be true and correct as of the Closing Date.

3.21 Disclosure

no representations or warranties of Sellers contained in this Agreement, and no statements contained herein or in any schedule, agreement, document, instrument or communication furnished to Purchaser pursuant hereto, contains any untrue statement of fact, or omits to state a fact which is necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading. There is no fact to the best of Sellers’ knowledge to Sellers which is not disclosed herein or which could adversely affect the operations, properties or financial condition of the Company.

ARTICLE IV
Representations And Warranties Of Purchaser

Purchaser hereby represents and warrants to Sellers that hereunder, each of which is material to and is being relied upon by Sellers:-

4.01 Organization, Good Standing and Authority of Purchase

Purchaser is a company duly organized, validly existing and in good standing under the law of USA and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been authorized by Purchaser, which authorization constitutes all necessary corporate action on the part of Purchaser to execution, delivery and performance of this Agreement. This Agreement, and all documents required to be executed and delivered by Purchaser hereunder, constitute legal, valid and binding obligation of Purchaser enforceable in accordance with their terms.

4.02 No Conflict

Purchaser represents and warrants that neither the execution and delivery of this Agreement, nor its performance hereto does or will:-

(a)	violate, conflict with or constitute a default under any provision of its constitutional documents (if any) or applicable law;

(b)
conflict with or result in a breach of any agreement to which Purchaser is a party or by which its properties are bound other than such covenants and agreements with respect to which failure to perform would not have a material adverse effect on the transactions contemplated by this Agreement;

(c)	violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Purchaser or its properties; or

(d)	constitute a violation by Purchaser of any law or regulation applicable to it or its properties.

4.03 No Broker or Finder

No broker, finder or agent has acted directly or indirectly for Purchaser in connection with this Agreement or with the transactions contemplated by this Agreement.

4.04 Representations and Warranties

Each of the representations and warranties of Purchaser set forth in this Article IV, each of which is material to and is being relied upon by Sellers, shall be true and correct as of the Closing Date.

STOCK PURCHASE AGREEMENT

ARTICLE V
Survival Of Presentations And Warranties

5.01 Survival of Representations and Warranties of Sellers

Unless otherwise indicated herein, the covenants, representations and warranties of Sellers contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto or thereto shall survive by one (1) year upon the Completion of the transactions contemplated hereby.

5.02 Survival of Representations and Warranties of Purchaser

Unless otherwise indicated herein, the covenants, representations and warranties of Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto or thereto shall survive by one (1) year upon the Completion of the transactions contemplated hereby.

5.03 Interruption Due to Notice of Claim

For the purpose of this Article V, Purchaser and Sellers agree that each representation and warranty, and the covenants contained in this Agreement will continue to survive beyond the relevant terms indicated under Section 5.01 and 5.02 abovementioned, until the relevant claim of indemnity has been resolved as provided for in this Agreement.

ARTICLE VI
Covenants
6.01 Further Assurance

Notwithstanding the Completion, if Purchaser considers or is advised that any further assignment conveyance, consents or other documents are necessary or desirable to vest, perfect, confirm or record in Purchaser title to the Purchased Shares or to aid in the prosecution, defense or enforcement of any rights arising from the sale and transfer or the Purchased Shares including all interests rights pertaining to such Purchased Shares, each Seller shall execute and deliver promptly to Purchaser any and all deeds, assignments, power of attorney, consents or other documents and do all things requested by Purchaser to vest, perfect or confirm title to the Purchased Shares in Purchaser or to convey such other rights as provided herein or to otherwise carry out the intent of this Agreement.

Notwithstanding the Completion, if Sellers considers or is advised that any further assignment conveyance, consents or other documents are necessary or desirable to vest, perfect, confirm or record in Sellers title to the Consideration Shares or to aid in the prosecution, defense or enforcement of any rights arising from the sale and transfer or the Consideration Shares including all interests rights pertaining to such Consideration Shares, Purchaser shall execute and deliver promptly to Sellers any and all deeds, assignments, power of attorney, consents or other documents and do all things requested by Sellers to vest, perfect or confirm title to the Consideration Shares in Sellers or to convey such other rights as provided herein or to otherwise carry out the intent of this Agreement.

6.02 No Public Announcements

Except as otherwise mandatorily required under any applicable laws, regulations or rules issued by any  government, public body or authority, regulatory authority or stock exchange authority having jurisdiction on either party, none of the parties to this Agreement nor any subsidiary and affiliate thereof shall make any public announcement relating to the transactions contemplated by this Agreement, without the prior consent of the other party.

6.03 Confidentiality

Upon execution of this Agreement and for an indefinite term thereinafter, Sellers shall keep confidential and shall not disclose to any person, company, corporation, firm or entity any information, documents and/or materials relating to the Company or the content of this Agreement, except to the extent disclosure of any such information is required by laws, authorized by Purchaser or reasonably occurs in connection with dispute over the terms of this Agreement.

6.04 Supplemental Disclosure

Sellers will immediately notify Purchaser of any event or circumstance which (a) makes it necessary to correct any representation and warranty in Article III which has been rendered inaccurate thereby, or (b) arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty in Article III.

STOCK PURCHASE AGREEMENT

ARTICLE VII
Sellers’s Obligations

7.01 Accuracy of Representations and Warranties

All representations and warranties made by Sellers in this Agreement shall be true and correct in all respects on and as of Signing, and Sellers shall have performed or complied in all respects with all covenants, agreements and conditions contained in this Agreement which are required to be performed or complied with. But the Investment Sellers (as defined in Schedule A) only take the obligations under Clause 3.02 hereof.

7.02 Transfer of Title

Sellers shall execute and deliver this Agreement and such other documents required to be executed and delivered by Sellers pursuant to this Agreement in order to give effect to the transaction contemplated hereby or to vest in Purchaser good and valid title in and to the Purchased Shares and confer on Purchaser all such other rights or powers incidental or in relation to the Purchased Shares, including without limitation voting rights, rights to obtain dividends and other distributions, and rights to dispose and/or transfer the Purchased Shares in the future. Sellers shall sign and deliver to Purchaser such other documents necessary in order to properly register Purchaser as owner of the Purchased Shares.

ARTICLE VIII
Purchaser’s Obligations

8.01 Accuracy of Representations and Warranties

All representations and warranties made by Purchaser in this Agreement shall be true and correct in all respects on and as of Signing, and Purchaser shall have performed or complied in all respects with all covenants, agreements and conditions contained in this Agreement which are required to be performed or complied with.

8.02 Further Assurances

Purchaser shall cooperate or cause the Company to cooperate with Sellers and shall execute and deliver or cause the Company to execute and deliver to Sellers such other instruments and documents and take such other actions as may be reasonably requested by Sellers in order to carry out, evidence and confirm the rights and the intended purpose of this Agreement.

8.03 Promise not to sell the Land Use Right and Ownership of Buildings

Purchaser promises not to sell the Land Use Right and/or Ownership of Buildings, also not to result in the same case as if the Land Use Right and/or Ownership of Buildings had been sold, within three (3) years upon the Closing Date or before the Company is listed in AMEX, NASDAQ, NYSE or other major Security Exchanges, unless the deputy of Sellers consents.

Each Seller shall jointly nominate a deputy upon the Closing Date for reason of here above.

ARTICLE IX
Conditions Precedent To Obligations Of Purchaser

The obligation of Purchaser to consummate the transaction contemplated by this Agreement shall be subject to Sellers’ satisfaction, or written waiver by Purchaser, on or prior to the Closing Date, of each of the following conditions:-

9.01 Accuracy of Representations and Warranties and Performance of Obligations

All representations and warranties made by Sellers in this Agreement and in any other document of Sellers delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date, and Sellers shall have performed or complied in all respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed of complied with at or prior to Closing Date, and Purchaser shall have received a certificate signed by each such Sellers to the foregoing effect.

STOCK PURCHASE AGREEMENT

9.02 Transfer of Title in and to the Purchased Shares
Sellers shall execute such instrument of transfer, each bearing the requisite stamp duty in relation to the sale of the Purchased Shares, such transfer to be in favor of Purchaser, and take such other action as determined by Purchaser to transfer to Purchaser good and marketable title in and to the Purchased Shares and to properly change the relevant register in the shareholder’s book of the Company or any other documents.

9.03 No Contrary Judgment

The Completion shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no claim, action, suit, proceeding or investigation shall have been commenced, be pending or threatened which questions the validity of this Agreement or of any action taken or to be taken to consummate the transaction contemplated hereby or which is likely to materially and adversely affect the value of the Company, the Affiliates or the Purchased Shares.

ARTICLE X
Conditions Precedent To Obligations Of Sellers

The obligation of Sellers to consummate the transaction contemplated by this Agreement shall be subject to Purchaser’s satisfaction, or written waiver by Seller, on or prior to the Closing Date, of each of the following conditions:-

10.01 Accuracy of Representations and Warranties and Performance of Obligations

All representations and warranties made by Purchaser in this Agreement and in any other document of Purchaser delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date, and Purchaser shall have performed or complied in all respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed of complied with at or prior to the Closing Date, and Sellers shall have received a certificate signed by an officer of Purchaser to the foregoing effect.

10.02 Consents

All authorizations, permits, consents, or approval of any and all governmental regulatory authorities and other third parties required to be obtained by Purchaser or which are necessary to consummate the transaction contemplated in this Agreement shall have been obtained and shall be in full force and effect.

10.03 No Contrary Judgment

The Consideration Shares transactions shall not violate any order, deed of judgment, of any court or governmental body having competent jurisdiction and no claim, action, suit, proceeding of investigation shall have been commenced, be pending or threatened which questions the validity of this Agreement or of any action taken or to be taken to consummate the transactions contemplated hereby.

10.04 Resolutions

Purchaser shall deliver copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions of Purchaser’ board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not bee subsequently amended, modified or rescinded and are in full force and effect.

ARTICLE XI
Indemnification

11.01 Sellers’s Indemnification

11.01.1
Sellers agrees to indemnify, defend and hold Purchaser, its directors, officers, employees, subsidiaries, affiliates and the successors and assigns, of any of the foregoing (“Purchaser’s Indemnitees”) harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorneys’ fees and expenses), fines, penalties, judgments and amounts paid in settlement, imposed on, asserted against or incurred by Purchaser’s Indemnitees (collectively, “Purchaser’s Losses”) and which arise out of, in connection with, result from or are incident to any of the following:-

any misrepresentation or breach of any representation, warranty, covenant, obligation or agreement of Sellers under this Agreement or in any Schedule, document or agreement furnished or to be furnished by Sellers under this Agreement; and

STOCK PURCHASE AGREEMENT

(a)
any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one of the representations and warranties of Purchaser.

11.01.2
Both parties understand and acknowledge that any liability, debt, responsibility or duty with respect to the Purchased Shares before the transfer, whether actual or contingent, having occurred or possible to occur in the future, shall be born by Sellers notwithstanding that Sellers have transferred to Purchaser all its titles, interests and rights to and in the Purchased Shares. In the event that, after the Purchased Shares transfer, Purchaser is claimed by any party or is required by law to incur any liability, debt, responsibility or duty in connection with the Purchased Shares or the Company, Sellers shall indemnify, hold Purchaser harmless or cause the Company to indemnify, hold Purchaser harmless from and against all such liability, debt, responsibility or duty. But such indemnify will not exceed the value of 40% of Consideration Shares and 40% of Options (both are US$ 0.64 per share).

11.02 Purchaser’s Indemnification

Purchaser agrees to indemnify, defend and hold Sellers harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorneys’ fees and expenses), fines, penalties, judgments and amounts paid in settlement, imposed on, asserted against or incurred by Sellers and which arise out of, in connection with, result from or are incident to any misrepresentation or breach of any representation, warranty, covenant, obligation or agreement of Purchaser in this Agreement or in any document or agreement furnished or to be furnished by Purchaser under this Agreement.

11.03 Claim for Indemnification

Any party seeking indemnification under the provisions of this Agreement, within sixty (60) days of the time it discovers that it has a claim against another party or promptly upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it which relates to this Agreement, shall give written notice of such claim, or the commencement of such action, to the party from whom indemnification will be sought hereunder.

ARTICLE XII
Completion/Closing Date

This Agreement will go into effect upon the signing of both Parties, the signing date will be Closing Date. (“Completion”). The parties will in good faith use all reasonable efforts to achieve the Completion

ARTICLE XIII
Termination

This Agreement may be terminated and upon such termination the SPA contemplated herein shall be abandoned at any time within one hundred and eighty (180) days upon Closing Date under any one of the following circumstances:-

(a)	by mutual written consent of the parties hereto;

(b)	by Purchaser or Sellers, if the other fails to satisfy and/ or perform the conditions precedent set forth in Article IX and X;

(c)
by Purchaser or Sellers, if any court of competent jurisdiction or any governmental body or agency shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by this Agreement;

(d)	by Purchaser, if, as a result of Purchaser’s investigation of the Company or the Purchased Shares, the same are deemed to be frustration of the Agreement;

(e)
by Purchaser or Sellers if, in the case of Purchaser, there has been a material misrepresentation or breach of warranty in the representation and warranties of Sellers made under this Agreement or if, in the case of Sellers, there has been a material misrepresentation or breach of warranty in the representation and warranties of Purchaser made under this Agreement.

STOCK PURCHASE AGREEMENT

Any termination pursuant to this Article XIII will not affect the obligations of the parties under Article XIV (Expenses) or Section 6.03 (Confidentiality), and will be without prejudice to either party’s legal rights and remedies available to such party by reason of the other party’s breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if Purchaser: (i) has complied with all of the conditions contained in Article X; (ii) has notified any of Sellers of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to transfer the Consideration Shares to Sellers if the transaction hereunder is not consummated due to the refusal of Sellers to perform any of its obligations under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages available to Purchaser in such case cannot be adequately determined at law. If the Sellers has transferred the Purchased Shares to Purchaser if the transaction hereunder is not consummated due to the refusal of Purchaser to perform any of its obligations under this Agreement, Sellers will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages available to Sellers in such case cannot be adequately determined at law.

ARTICLE X IV
Expenses

The attorney fee and accountant fee shall be born by Purchaser and Sellers in half. Purchaser agrees that the portion bore by Sellers may be paid by the Company. In reason of this approach, Sellers shall make sure such payment will match the Article of Associations of the Company.

ARTICLE XV
Arbitration Proceeding

Any dispute arising out of or in connection with this Agreement, including those relating to the interpretation, application or termination for whatever reason of this Agreement, which is not settled amicably within forty-five (45) days by Sellers and Purchaser, at either party’s request shall be submitted for final determination by arbitration in accordance with the CIETAC Arbitration Rules as at present in force and as may be amended from time to time. The place of arbitration shall be in Shanghai at China International Economic and Trade Arbitration Committee (CIETAC) Shanghai Branch. Any such arbitration shall be administered by CIETAC in accordance with CIETAC Procedures for Arbitration in force at the date of this contract including such additions to the CIETAC Arbitration Rules as are therein contained. The arbitration panel shall consist of three (3) arbitrators. Two arbitrators shall be appointed, one by Sellers and one by Purchaser. The party requesting arbitration shall, simultaneously with such request, appoint one arbitrator and shall notify the other of such appointment together with the arbitrator’s acceptance. Within ten (10) business days of the receipt of such notice, the other party shall appoint the second arbitrator and shall notify the requesting party of such appointment together with the arbitrator’s acceptance. The third arbitrator, who shall act as Chairman of the arbitration panel, shall be appointed by the other two arbitrators within the following ten (10) business days. In the event either party fails to appoint an arbitrator or in the event no agreement is reached between the two arbitrators as to the appointment of the third arbitrator in accordance with the foregoing provisions, such arbitrator or arbitrators shall be appointed, upon application by the interested party, by the CIETAC in Shanghai. The award of the arbitrators shall be final and binding upon the parties and shall not be subject to any appeal or challenge whatsoever. Each party hereby designates its respective address, as set forth in Section 16.01 hereof, as its respective domicile at which service of process may be made in any arbitration, legal action or proceeding arising hereunder. Each party shall bear its own costs and expenses related to the arbitration unless otherwise determined by the CIETAC in its arbitration award, and each party shall bear equally the costs and expenses of the arbitrators.

ARTICLE X VI
Miscellaneous

16.01 Notices

Any notices, requests, claims, demands, instructions and other communications to be given hereunder to any party shall be in writing and delivered in person, sent either by hand delivery, by international courier, or by facsimile transmission with confirmation of such transmission, to the following addresses (or at such other address or number as specified in writing by the other party pursuant hereto):-

If to Sellers	Thomas Chia No. 666, West Kang Qiao Road, Kang Qiao Industry Zone, Pu Dong District, Shanghai, P.R.C.

If to Purchaser	Jing Jing Long 10925 Schmidt Road,
El Monte, CA 91733 USA

16.02 Amendments

This Agreement may be amended only upon the mutual written consent of the parties hereto.

STOCK PURCHASE AGREEMENT

16.03 Duplicates, Originals Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

16.04 Entire Agreement

This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

16.05 Non-Assignability

None of the parties hereto may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other party.

16.06 Headings

The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

16.07 Governing Law

This Agreement shall be governed and construed in accordance with the laws of People’s Republic of China.

16.08 Remedies

No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser or Sellers will not constitute a waiver of the right to pursue other available remedies.

16.09 Severability

In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void provision(s) with such which correspond best to the intentions of the parties hereto.

16.10 Language

This Agreement shall be written in English and Chinese, both versions shall be equally authentic. In case of any discrepancy between the two versions, the Chinese version shall prevail.

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STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date hereinbefore stated.

Purchaser:
Tank Sports Inc. By: /s/ Jing Jing Long Title: CEO

Seller:
(Each Seller who entrusted Mr. Thomas Chia to sign this Agreement are listed in Schedule A) By: /s/ Thomas Chia Title: Executive Director
/s/ Thomas Chia	/s/ Stanley Chan
/s/ Chan Iong Sang

STOCK PURCHASE AGREEMENT

SCHEDULES

A	Sellers	1.01
B	Total PMI Shares Holder by Seller	1.02(a)
C	Consideration Shares & Transfer Sechedule	1.02(b)
D	List of the Assets	2.02(a)
E	Affiliates	3.01(b); 3.03; 3.04
F	List of Debts	2.02(b)
G	Finance Statement	1.02(a); 3.04
H	Due Diligence Report	1.02(a)
I	List of Real Estates	3.05(a)
J	List of Leasing	3.05(b)
K	List of Machines and Equipment	3.06
M	List of Proprietary Rights	3.07(a)
N	Contracts	3.08
O	Certificates	3.09(b)
P	Litigations	3.10
Q	List of Employees	3.13
R	Distributors, Sales and Agents	3.14
S	Warehouses	3.16
T	Others	3.11

STOCK PURCHASE AGREEMENT

Schedule A,B,C (Combined)

Name of Seller	PMI Shares Owned and to be transferred by Seller	Total Number of Consideration Shares/Warrants Received	Number of Shares to be Transferred to Seller within 45 days after the Closing Date	Number of Shares to be Transferred to Seller on the 180th date following the Closing Date
Shareholder & Management
Thomas Chia	1,441,610	549,185/205,944	32,9511	219,674
Stanley Chan	756,558	288,212/108,080	172,927	115,285
Joseph Chan	247,040	94,110/35,291	56,466	37,644
Shareholder & Investor
Asia Star IT Fund LP	585,868	223,188/83,696	133,913	89,275
Kilin To	19,529	7,440/2,790	4,464	2,976
Jonas Wang	465	177/66	106	71
Ada Yuen	1,255	478/179	287	191
Chong Family Trust	465	177/66	106	71
Eric Lin	930	354/133	212	142
Shareholder & Non-Management
Michael Tung	465	177/66	106	71
Mitchell Tseng	2,325	886/332	532	354
Tse Kwong	288,7500	1,100,000/412,500	660,000	440,000
Christina Mou	900,000	342,857/128,571	205,714	137,143
Inspirational Wisdom Ltd	1,500,000	571,429/214,286	342,857	228,572
Lee Chang Chi	448,612	170,900/64,088	102,540	68,360
Ying Ming Che	1,497,378	570,430/213,912	342,258	228,172
Cheng Wen Cheng	52,500	20,000/7,500	12,000	8,000
Smartman Enterprises Ltd	157,500	60,000/22,500	36,000	24,000
Total	10,500,000	4,000,000/1,500,000	2,400,000	1,600,000